Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

1. Parties: The parties to this Agreement are Daniel Hugo Malan, the Employee (for yourself, your family, beneficiaries and anyone acting for you) (“you”), and your Employer, Kelly Services (“the Employer”).

2. End of Employment: Your employment with the Employer will end on November 28, 2025 (“Separation Date”). You must not sign this Agreement before your Separation Date. Regardless of whether you sign this Agreement, you will receive your final pay including accrued and unused vacation or PTO. All other benefits provided by or through the Employer will end on the Separation Date.

3. Severance Pay and Benefit: As consideration for your promises in this Agreement, so long as you continue to meet the eligibility criteria set forth in the Kelly Services, Inc. Senior Executive Severance Plan (the “Plan”) amended and restated effective as of May , 2021 (attached as Exhibit A), enter into and abide by this Agreement, and continue to comply with all company policies and procedures after you sign this Agreement, you will receive the following in accordance with and subject to the terms of the Plan, specifically Section 4(a):

A.

Severance Pay: The Employer will pay $468,000.00, which represents 52 weeks of your current annual base salary or wages, minus applicable deductions and withholdings, to be paid in incremental amounts based on your pay period, after you sign this Agreement and after the seven-day (7) day revocation period. The Employer will issue an IRS Form W-2 to you reflecting these payments.

B.	COBRA Subsidy: The Employer will continue its health insurance premium subsidy for 12 months (if you have elected COBRA continuation option and you remain COBRA-eligible).

C.	Outplacement: The Employer-designated firm will provide outplacement services for up to 12 months, provided that the cost to the Employer does not exceed $10,000.00.

D.

Pro-Rated Annual Incentive: The Employer will pay your Pro-Rated Annual Incentives in compliance with Section 4(a)(iii)(A) of the Plan. This will include incentives that may become due and payable under the applicable Kelly Services, Inc. Equity Incentive Plan and Kelly Services, Inc. Short-Term Incentive Plan.

4. General Release: In consideration of the Severance Payment described above, as of the Effective Date of this Agreement, you, on behalf of you and your heirs, executors, administrators, successors and assigns, hereby release and discharge the Employer, and each of its present, former and future partners, directors, officers, employees, attorneys, insurers and agents thereof, and all their heirs, successors, assigns, and representatives (collectively, the “Employer Releasees”), from any and all claims, causes of action, suits, debts, controversies, judgments, decrees, damages, liabilities, covenants, contracts and agreements, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including, but not limited to, any claims relating to, or arising out of any aspect of your employment with the Employer, or the termination of such employment, including without limitation any and all claims arising under any federal, state, or local statute, including but not limited to:

A. the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (“ADEA”), as amended, Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, 42 U.S.C. Section 1981 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Family and Medical Leave Act of 1993 and the Genetic Information Nondiscrimination Act;

B. in the state of Illinois, common law or statutory claims for breach of contract, breach of the implied covenant of good faith and fair dealing, libel, slander, infliction of emotional distress, wrongful discharge, violation of public policy, retaliation, defamation, negligent retention, negligent supervision, negligent hiring, promissory estoppel or reliance, fraud, interference with prospective economic advantage; claims under the Chicago Human Rights Ordinance, Cook County Human Rights Ordinance, Illinois Human Rights Act, as amended, the Illinois Constitution; and any other claims relating to Employee’s employment with Employer.

5. Release Exclusions/Employee Protections:

A. Nothing in this Agreement shall be construed to prevent you from responding truthfully to a valid subpoena or a request by a federal, state or local governmental agency, commission or entity in connection with any investigation or to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration or any other federal, state or local government agency, commission or entity charged with the enforcement of any law. Nothing in this Agreement limits your right to discuss the terms and working conditions of employment or to otherwise restrict the exercise of your rights under the National Labor Relations Act; or your right to receive an award for information provided to the Securities and Exchange Commission, the Department of Labor, or any other government agency, commission or entity.

B. The General Release does not apply to, any claims for vested benefits under any Employer-sponsored 401(k) plan, any claims to require Employer to honor its commitments set forth in this Agreement, any claims to interpret or to determine the scope, meaning, enforceability or effect of this Agreement, any claims that arise after you have signed this Agreement, or any claims for worker’s compensation benefits, any claims for unemployment compensation benefits and any other claims that cannot be waived by a private agreement.

6. Promise Not To Sue: A “promise not to sue” means you promise not to sue any Releasee in court. This is different from the General Release above. Besides releasing claims covered by the General Release, except as provided in this Agreement’s Release Exclusions/Employee Protections section, you agree never to sue any Releasee for any reason covered by the General Release. Despite this Promise Not To Sue, however, you may file suit to enforce this Agreement or to challenge its validity under the ADEA. If you sue a Releasee in violation of this Agreement: (i) you shall be required to pay that Releasee’s reasonable attorney fees and other litigation costs incurred in defending against your suit; or alternatively (ii) the Employer can require you to return all but $100.00 of the money and benefits provided to you under this Agreement. In that event, the Employer shall be excused from any remaining obligations that exist solely because of this Agreement.

7. Knowing and Voluntary Waiver / Acceptance and Effective Date: Notwithstanding any other provision of this Agreement to the contrary:

A. You agree that this Agreement constitutes a knowing and voluntary waiver of all rights or claims you may have against the Employer, without limitation, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended, including, but not limited to, claims of age discrimination and retaliation.

B. The Employer hereby advises you to consult with an attorney prior to executing this Agreement. You acknowledge that the Employer has provided you with twenty-one (21) days in which to consider this Agreement before executing this Agreement. If you do not sign this Agreement within twenty-one (21) days of Employee’s receipt of it, then this offer shall expire and you will not be eligible for the consideration set forth above. If you execute this Agreement at any time prior to the end of the 21-day consideration period, such early execution was a knowing and voluntary waiver of your right to consider this Agreement for 21 days. You agree any changes made to this Agreement, whether material or immaterial, during the 21-day consideration period do not restart the running of the period.

C. You have a period of seven (7) days following your execution of this Agreement to revoke this Agreement (“Revocation Period”) by providing a letter to Amy Bouque, CHRO, or by email to amy.bouque@kellyservices.com stating your intent to revoke this Agreement. If the last day of the Revocation Period falls on a Saturday, Sunday or a legal holiday, then the last day of the Revocation Period will be deemed to be the next business day. A revocation must be actually received by the Employer before the Effective Date to be operative. The Agreement shall become effective on the eighth day after you execute this Agreement, unless you revoke it prior thereto as afore-stated (the “Effective Date”). If you revoke this Agreement during the revocation period, you shall not be entitled to the Severance Payment. Your acceptance of the Severance Payment described in this Agreement at any time after your execution of this Agreement, shall constitute an admission by you that you did not revoke this Agreement and that it is enforceable.

8. Whistleblowing: You agree that (i) no one has interfered with your ability to report within the Employer possible violations of any law, rule or regulation, or practice that poses a substantial and specific danger to public health or safety, and (ii) it is the Employer’s policy to encourage such reporting.

9. Return of Employer Property: You have returned (or you will before receiving any separation pay/benefits) all the Employer property you possessed or controlled, including any confidential information, cellular phone, laptop or other computer, other business equipment, credit cards, keys, software or work product. The Employer property includes all originals plus hard copies and electronic versions of all documents, such as e-mails, facsimiles, files, handbooks, letters, manuals, memoranda, power points, records and reports. You also agree to reconcile promptly any outstanding expense accounts. Failure to return Employer-issued equipment may result in financial responsibility to you in the form of a payroll deduction for the cost of such equipment when allowed by state law.

10. Future Cooperation: You agree to make yourself available to assist the Employer with transitioning your duties as well as with any investigations, legal claims, or other matters concerning anything related to your employment. You specifically agree to make yourself available to the Employer upon reasonable notice for interviews and fact investigations, to testify without requiring service of a subpoena or other legal process, and to voluntarily provide the Employer any employment-related documents you possess or control. “Cooperation” does not mean you must provide information favorable to the Employer; it means only that you will upon the Employer’s request provide information you possess or control. If the Employer requests your cooperation, it will reimburse you for reasonable time and expenses, provided you submit appropriate documentation.

11. Non-Admission: Neither the Employer’s offer reflected in this Agreement nor any payment under this Agreement are an admission that you have a viable claim against the Employer or any other Releasee. Each Releasee denies all liability.

12. Non-Disparagement: Except as provided in this Agreement’s Release Exclusions/Employee Protections section, you promise not to do or say anything, verbally or in writing, directly or indirectly, defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Employer and/or any of the Releasees.

13. Confidentiality of Agreement: Except as provided in this Agreement’s Release Exclusions/Employee Protections section, you agree that, at all times, the amount of Severance Pay and the terms of this Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party, whether verbally or in writing, by any means, including by social media such as Twitter and Facebook and the like, except: (i) to your spouse, domestic partner or immediate family member; (ii) to the extent required by law; (iii) in connection with any claim to interpret or determine the scope, meaning, enforceability or effect of the Agreement; or (iv) to obtain confidential legal, tax or financial advice with respect thereto. Each of them is bound by this Confidentiality of Agreement provision, and a disclosure by any of them is a disclosure by you. Any disclosure by you will cause the Employer irreparable harm that money cannot undo. Accordingly, violation of this section will entitle the Employer to temporary and permanent injunctive relief.

14. Confidentiality/Non-Disparagement Preference of Parties: You have had the opportunity to consider fully and negotiate the terms of the Confidentiality and Non-Disparagement provisions for a period of 21 days, and You find such terms to be both beneficial to you and a representation of your personal preference. Employer represents that the non-disparagement and confidentiality clauses in this agreement are beneficial to it.

15. Applicable Law: This Agreement shall be interpreted under federal law if that law governs, and otherwise under the laws of the State of Illinois, without regard to its choice of law provisions.

16. Severability: If a court finds any part of this Agreement unenforceable, that part shall be modified and the rest enforced. If a court (or arbitrator) finds any such part incapable of being modified, it shall be severed and the rest enforced.

17. Enforcement: If you breach this Agreement, the Employer shall be entitled to preliminary and permanent injunctive relief plus attorneys’ fees the Employer incurs in enforcing this Agreement, unless otherwise expressly provided elsewhere in this Agreement, plus any additional relief determined to be appropriate. A decision not to enforce this Agreement does not waive future enforcement.

18. Entire Agreement: This Agreement, together with the Plan, is the complete understanding between you and the Employer. It replaces any other agreements, representations or promises, written or oral, except for any post-termination obligations contained in the applicable portion of your employment agreement, including but not limited to the applicable confidentiality and non-solicitation agreement and non-competition agreement. Any such post-termination obligations are incorporated into this Agreement by reference. Notwithstanding your preexisting obligations with respect to confidential employer information, pursuant to the federal Defend Trade Secrets Act, you cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret if that disclosure is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney, and for the sole purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or similar proceeding, provided that filing is made under seal.

19. Other Representations: You agree:

•	You have received all pay, compensation, benefits, leave, time off, and/or expense reimbursements you are due to date, including for overtime or vacation/PTO;

•	You have not suffered any on-the-job injury for which you have not already filed a claim, and the end of your employment is not related to any such injury;

•	You do not have any pending lawsuits against the Employer;

•	You are signing this Agreement knowingly and voluntarily.

**********SIGNATURES ON FOLLOWING PAGE**************

/s/ Daniel Hugo Malan	02-Dec-2025	By:	/s/ Robert Haddad	09-Dec-2025
Daniel Hugo Malan	(Date)		Kelly Services	(Date)

Name: Robert Haddad
Title: VP, Deputy GC

Attachment A to Severance Agreement and Release

Kelly Services, Inc. Amended and Restated

Senior Executive Severance Plan

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